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                                 EXHIBIT 15(x)

            FORM OF SUPPLEMENT TO ADMINISTRATION AGREEMENT RELATING
                       TO STOCKSPLUS SHORT STRATEGY FUND
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                                 SUPPLEMENT TO
                           ADMINISTRATION AGREEMENT


                                  PIMCO Funds
                            840 Newport Center Drive
                        Newport Beach, California 92660


                               November 21, 1995


Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California 92660

          RE:  StocksPLUS Short Strategy Fund

Dear Sirs:

          This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company (the "Administrator") as follows:

          1. The Trust is an open-end management investment company organized as a Massachusetts business trust, and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate class of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The StocksPLUS Short Strategy Fund (the "Fund") is a separate investment portfolio of the Trust.

          2. The Trust and the Administrator have entered into an Administration Agreement (the "Agreement") dated October 1, 1995, pursuant to which the Administrator has agreed to provide management and administrative services to the Trust as set forth in that Agreement.

          3. As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Fund and the Administrator hereby acknowledges that the Agreement shall pertain to the Fund, the terms and conditions of such Agreement being hereby incorporated herein by reference.

          4. As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall with respect to the Fund pay the Administrator a monthly fee calculated as a percentage (on an annual basis) of the average daily value of net assets of the Fund during the preceding month, at the rate of 0.25%.
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          5.  This Supplement and the Agreement shall become effective with respect to the Fund on November 21, 1995 and shall continue in effect with respect to the Fund for a period of more than two years from such date only so long as the continuance is specifically approved at least annually by a vote of a majority of (i) the Trust's Board of Trustees and (ii) the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to the Fund at any time, without payment of any penalty, by vote of a majority of the Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in this Agreement on 60 days' written notice to the Administrator. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

          If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                 Very truly yours,

                                 PIMCO FUNDS



                                 BY:__________________________
                                    TITLE:

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY


BY: ________________________
    TITLE:

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